UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2004

STRESSGEN BIOTECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Yukon	333-12570	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350-4243 Glanford Avenue Victoria, British Columbia V8Z 4B9 Parent of Stressgen Biotechnologies, Inc. 6055 Lusk Boulevard, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code :	(250) 744-2811
(858) 202-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2004 the compensation committee of the board agreed to award special bonuses, ranging from U.S.$12,900 to up to U.S. $32,500, to corporate officers as a substitute for stock options, which were not awarded to the officers in 2004.  Three-quarters of each amount was payable on December 1, 2004 based on the board’s assessment of the Company’s achievement of 2004 corporate goals.  The remaining quarter would become payable only if by June 30, 2005 specific HspE7 development program milestones contemplated by our 2005 business plan are achieved in the case of the research, development, regulatory and scientific officers, and based on capital formation our Board of Directors considers to be successful in the case of the other two officers. The terms of the special bonuses are also described on Exhibit 99.1.

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 19, 2004, the board of directors appointed Gordon Barefoot to our board of directors.  Mr. Barefoot then became the chair of the audit committee.  He was granted an initial option to acquire 30,000 shares, exercisable at the price per share that equals the closing sales price reported on the Toronto Stock Exchange from the date before he joined the board.  Consistent with our compensation structure for other outside directors, he is expected to receive Cdn. $10,000 annually for his service on the board, Cdn. $5,000 annually while he is chair of the audit committee, Cdn. $1,000 for board or committee meetings attended in person, and Cdn. $500 for meetings attended by teleconference.

Item 7.01 Regulation FD Disclosure.

The U.S. Food and Drug Administration has agreed to review the protocol for a pivotal phase III clinical trial in recurrent respiratory papillomatosis under a Special Protocol Assessment.  We plan to commence the trial beginning in mid-2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stressgen Biotechnologies Corporation

Date: February 23, 2005	By:	/s/ Gregory M. McKee
Gregory M. McKee
Vice President, Corporate Development and Chief Financial Officer